Exhibit 3.1

Embarq Corporation

Incorporated under the laws

of the State of Delaware

AMENDED AND RESTATED

BYLAWS

As adopted on April 30, 2006,

and amended on July 20, 2006

(i)

AMENDED AND RESTATED

BYLAWS

OF

Embarq Corporation

ARTICLE I

OFFICES

SECTION 1.01. Registered Office. Embarq Corporation (the “Corporation”) shall at all times maintain a registered office in the State of Delaware. The registered office and registered agent of the Corporation shall be fixed in the Corporation’s Amended and Restated Certificate of Incorporation (as it may be amended from time to time, the “Certificate of Incorporation”) and may be changed from time to time by the Corporation in the manner specified by law.

SECTION 1.02. Other Offices. The Corporation may also have offices at such other places both within and outside the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or as may be appropriate for the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 2.01. Time and Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose will be held at such time and place, either within or without the State of Delaware, as designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the Delaware General Corporation Law (the “DGCL”).

SECTION 2.02. Annual Meeting. (A) Annual meetings of stockholders will be held each year on such date and at such time as designated by the Board of Directors. At the annual meeting, and in accordance with the Certificate of Incorporation, stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

(B) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made only as follows: (1) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 6.01 of these Bylaws, (2) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (3) by any stockholder of the Corporation who is entitled to vote at the meeting who complied with the notice procedures set forth in paragraphs (B), (C) and (D) of this Section 2.02 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(C) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.02(B)(3),

(1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation;

(2) such business must be a proper matter for stockholder action under the DGCL and the Certificate of Incorporation;

(3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Statement, as that term is defined in Section 2.02(D)(3)(c), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Statement; and

(4) if no Solicitation Statement has been included in a stockholder’s notice timely provided to the Corporation pursuant to this Section 2.02, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Statement under this Section 2.02.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 or more than 150 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Anniversary”); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

(D) In addition to the requirements of Section 2.02(C), a stockholder’s notice shall set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s stock transfer books, and of such beneficial owner, (b) the class, series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Statement”).

(E) Notwithstanding anything in the second sentence of Section 2.02(C) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(F) Only such persons who are nominated in accordance with the provisions of this Section 2.02 shall be eligible for election to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the provisions of this Section 2.02. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(G) Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances. Notwithstanding the foregoing provisions of this Section 2.02, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.02. Nothing in this Section 2.02 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(H) Whenever used in these Bylaws, “public announcement” shall mean disclosure (1) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (2) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 2.03. Special Meetings. (A) Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law or by the Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(B) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2.02 for annual meetings, except that the stockholder’s notice required by paragraphs (C) and (D) of Section 2.02 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C) Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.03. Nothing in this Section 2.03 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SECTION 2.04. Notice of Meetings. Notice of any meeting of stockholders shall be given in accordance with Section 6.01 of these Bylaws. Notice of any meeting of stockholders may be waived in accordance with Section 6.02 of these Bylaws. Written notice of all meetings of stockholders stating the place, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called will be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by the DGCL or the Certificate of Incorporation. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given as otherwise required by these Bylaws.

SECTION 2.05. Quorum. Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law or by the Certificate of Incorporation, the holders representing a majority of the combined voting power of the capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum is not present or represented at any meeting of the stockholders, the chairman of the meeting or stockholders representing a majority of the capital stock entitled to vote at the meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The stockholders present at a duly called meeting at which a quorum was originally present may continue to transact business until adjourned, notwithstanding the withdrawal of enough stockholders to leave less than a quorum present.

SECTION 2.06. Proxies and Voting. . (A) Subject to the rights of the holders of any series of preferred stock and except as otherwise required by law, the Certificate of Incorporation or these Bylaws, with respect to all matters other than the election of directors, the affirmative vote of the holders of at least a majority of the voting power of the capital stock present or represented at the meeting and entitled to vote thereon shall be the act of the stockholders. Except as otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of stockholders is entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy, but no proxy will be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the chair of the meeting, in his or her discretion, may require that any votes cast at such meeting be cast by written ballot. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.06 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, if such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or transmission.

(B) The Corporation may, and if required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and if required by law shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. To the extent required by law, every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(C) Subject to the rights of the holders of any series of preferred stock and except as otherwise required by law or, the Certificate of Incorporation, each director to be elected by the stockholders must receive a majority of the votes cast with respect to the election of that director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected in a contested election, the directors will be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. For purposes of this section, (i) a “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast as “withheld” with respect to that director’s election, and (ii) a “contested election” means that the number of persons properly nominated to serve as directors of the Corporation exceeds the number of directors to be elected.

(D) If a nominee for director who is an incumbent director is not elected and no successor has been elected at the same meeting, the director must submit to the Board of Directors promptly after the certification of the election results a letter offering to resign from the Board of Directors (a “Resignation Offer”). The Nominating and Corporate Governance Committee will consider the Resignation Offer and will make a recommendation to the Board of Directors whether to accept the Resignation Offer, reject the Resignation Offer or take other action. The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation, will act on each Resignation Offer within 90 days from the date of the certification of the election results and will disclose promptly in a Form 8-K filed with the Securities and Exchange Commission its decision and the rationale for the decision. A director who submitted a Resignation Offer may not participate in the Nominating and Corporate Governance Committee or Board of Directors deliberations and determination whether or not to accept the Resignation Offer. If a majority of the members of the Nominating and Corporate Governance Committee submit Resignation Offers as a result of the same election, then the Board of Directors will appoint a committee from of one or more independent directors not submitting Resignation Offers to consider the Resignation Offers and make recommendations to the Board of Directors in place of the Nominating and Corporate Governance Committee. If all of the Corporation’s independent directors submit Resignation Offers in connection with the same election, then the full Board of Directors, without receiving the recommendation of a committee of independent directors, will consider and act upon each director’s Resignation Offer, excluding from the deliberations and determination in each case the director whose Resignation Offer is being considered. If the Board of Directors does not accept a director’s Resignation Offer, that director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board of Directors accepts a director’s Resignation Offer pursuant to this Section, or if a new nominee for director is not elected pursuant to this section, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.02 or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.01.

SECTION 2.07. Organization. A person designated by the Board of Directors or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

SECTION 2.08. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the regulation of the manner of voting and the conduct of discussion. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

SECTION 2.09. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the Corporation’s principal place of business. If the meeting is to be held at a place, then the list shall be produced and kept at the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder of the Corporation during the whole time of the meeting on a reasonably accessible electronic network, and the information required to gain access to such list shall be provided with the notice of the meeting.

SECTION 2.10. Stock Ledger. The stock ledger of the Corporation is the only evidence as to the stockholders who are entitled to examine the stock ledger, the list required by Section 2.09, or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III

DIRECTORS

SECTION 3.01. Number of Directors. Subject to any rights of holders of any series of preferred stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely pursuant to a resolution adopted by a majority of the Corporation’s directors then in office; provided that the Board of Directors shall consist of at least six (6) members and shall have no more than fourteen (14) members. No reduction of the authorized number of directors shall have the effect of removing any director before the director’s term of office expires.

SECTION 3.02. Vacancies. Any director may resign at any time by giving written notice to the Corporation. Any resignation will be effective upon actual receipt or, if later, as of the date and time or the occurrence of the event specified in the notice. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and directors so chosen shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by law.

When one or more directors resigns and the resignation is effective at a future date or upon the occurrence of a future event, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.02.

SECTION 3.03. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all powers of the Corporation and do all lawful acts and things as are not required by statute, the Certificate of Incorporation or these Bylaws to be exercised or done by the stockholders.

SECTION 3.04. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there is one, the Chief Executive Officer, the President or a majority of directors. Notice thereof stating the place, date and hour of the meeting will be given to each director either by mail not less than forty-eight (48) hours before the time of the meeting, by telephone or other form of electronic transmission or communication not less than twenty-four (24) hours before the time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

SECTION 3.05. Quorum. Except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum is an act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

SECTION 3.06. Actions of the Board of Directors in Lieu of a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.07. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 3.07 shall constitute presence in person at such meeting.

SECTION 3.08. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors or these Bylaws establishing such committee, shall have and may exercise all the lawfully delegable powers, duties and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee will keep regular minutes and report to the Board of Directors as appropriate. Each committee will comply with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the rules and requirements of the NASDAQ National Market (“NASDAQ”) or the New York Stock Exchange (“NYSE”), as applicable, and will have the right to retain independent legal counsel and advisors at the Corporation’s expense.

Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member’s term on the Board of Directors. The Board of Directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.

Meetings and actions of committees shall be governed by, and held and taken in accordance with the provisions of:

(a) Section 3.04 (Meetings);

(b) Section 3.05 (Quorum);

(c) Section 3.06 (Actions in Lieu of a Meeting); and

(d) Section 3.07 (Meetings by means of Conference Telephone)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. Notwithstanding the foregoing:

(i)	the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee;

(ii)	special meetings of committees may also be called by resolution of the Board of Directors; and

(iii)	notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.

SECTION 3.09. Compensation. The Board of Directors may establish the compensation for, and reimbursement of the expenses of, directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, or for other services by the directors to the Corporation or any of its majority-owned subsidiaries, as the Board of Directors may determine.

SECTION 3.10. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

SECTION 3.11. Removal of Directors. Subject to the rights, if any, of the holders of preferred stock, any or all of the directors of the Corporation may be removed at any time, with or without cause, upon the affirmative vote of a majority of the shares of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

SECTION 3.12. Audit Committee. The Board of Directors shall establish an Audit Committee whose principal purpose will be to oversee the Corporation’s and its subsidiaries’ accounting and financial reporting processes, internal systems of control, independent auditor relationships and audits of consolidated financial statements of the Corporation and its subsidiaries. The Audit Committee will also appoint the independent auditors of the Corporation and any change in such appointment and monitor the independence of the Corporation’s auditors. In addition, the Audit Committee will assume such other duties and responsibilities as the Board of Directors may confer upon the committee from time to time. In the event of any inconsistency between this Section 3.12 and the Certificate of Incorporation, the terms of the Certificate of Incorporation will govern.

SECTION 3.13. Compensation Committee. The Board of Directors shall establish a Compensation Committee whose principal duties will be to review employee compensation policies and programs as well as the compensation of the Chief Executive Officer, the President and other executive officers of the Corporation, along with such other duties and responsibilities as the Board of Directors may confer upon the committee from time to time. In the event of any inconsistency between this Section 3.13 and the Certificate of Incorporation, the terms of the Certificate of Incorporation shall govern.

SECTION 3.14. Nominating and Corporate Governance Committee. The Board of Directors shall establish a Nominating and Corporate Governance Committee whose principal duties will be to consider and recommend candidates for election to the Board of Directors and advise the Board of Directors on corporate governance matters, as well as such other duties and responsibilities as the Board of Directors may confer upon the committee from time to time. In the event of any inconsistency between this Section 3.14 and the Certificate of Incorporation, the terms of the Certificate of Incorporation shall govern.

ARTICLE IV

OFFICERS

SECTION 4.01. General. The officers of the Corporation will be elected by the Board of Directors. The Board of Directors, in its discretion, may elect a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer, Vice Presidents, Assistant Secretaries and such other officers as determined by the Board of Directors from time to time in accordance with Section 4.11 of these Bylaws. Any number of offices may be held by the same person, unless otherwise prohibited by applicable law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders or directors of the Corporation.

SECTION 4.02. Election. The Board of Directors at its first meeting held after each annual meeting of stockholders will elect the officers of the Corporation who will hold their offices for such terms and will exercise such powers and perform such duties as determined from time to time by the Board of Directors. All officers of the Corporation will hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any vacancy occurring in any office of the Corporation will be filled by the Board of Directors.

SECTION 4.03. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President and any Vice President or any other person authorized by the Board of Directors, the Chief Executive Officer or the President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer deems advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation owns securities and at any such meeting will possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

SECTION 4.04. Chairman of the Board of Directors. The Chairman of the Board of Directors, if there is one, will preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors also will perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

SECTION 4.05. Chief Executive Officer. Subject to the control of the Board of Directors and any supervisory powers the Board of Directors may give to the Chairman of the Board of Directors, the Chief Executive Officer shall have general supervision, direction, and control of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall perform all duties incidental to this office that may be required by law and all such other duties as are properly required of this office by the Board of Directors or assigned to him or her by the Bylaws. In the absence of the Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the stockholders.

SECTION 4.06. President. Subject to the control of the Board of Directors and any supervisory powers the Board of Directors may give to the Chairman of the Board of Directors and the Chief Executive Officer, the President shall be the chief operating officer of the Corporation and shall perform all duties incidental to this office that may be required by law and all such other duties as are properly required of this office by the Board of Directors or assigned to him or her by the Bylaws. At the request of the Chief Executive Officer, or in the event of a vacancy or in the event of his or her inability or refusal to act, the President will perform the duties of the Chief Executive Officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

SECTION 4.07. Vice Presidents. At the request of the President or in the event of a vacancy or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) will perform the duties of the President and, when so acting, will have all the powers of and be subject to all the restrictions upon the President. Each Vice President will perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there is no Vice President, the Board of Directors will designate the officer of the Corporation who, in the event of a vacancy or in the event of the inability or refusal of the President to act, will perform the duties of the President, and when so acting, will have all the powers of and be subject to all the restrictions upon the President.

SECTION 4.08. Secretary. The Secretary will be charged with keeping the stock ledger of the Corporation. The Secretary will attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary also will perform like duties for the standing committees. The Secretary will give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and will perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President, under whose supervision he or she will be. If there is no Secretary, or the Secretary is unable or refuses to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there is no Assistant Secretary, then the Board of Directors, the Chief Executive Officer or the President may choose another officer to cause such notice to be given.

The Secretary will have custody of the seal, if any, of the Corporation and the Secretary or any Assistant Secretary, if there is one, will have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal, if any, of the Corporation and to attest the affixing by his or her signature. The Secretary will see that all books, reports, statements, certificates and other documents and records required to be kept or filed by the DGCL and the corporation laws of other jurisdictions in which the Corporation is qualified to do business are properly kept or filed, as the case may be.

SECTION 4.09. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there are any, will perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there are any, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, will perform the duties of the Secretary, and when so acting, will have all the powers of and be subject to all the restrictions upon the Secretary.

SECTION 4.10. Chief Financial Officer. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the care and custody of the moneys, funds, valuable papers and documents of the Corporation (other than his or her own bond, if any, which shall be in the custody of the Chief Executive Officer or the President), and shall have, under the supervision of the Board of Directors, all the powers and duties commonly incident to his or her office. The Chief Financial Officer shall be subject in every way to the order of the Board of Directors, and shall render to the Board of Directors, the Chief Executive Officer and/or the President of the Corporation, whenever they may require it, an account of all his or her transactions and of the financial condition of the Corporation. In addition to the foregoing, the Chief Financial Officer shall have such duties as may be prescribed or determined from time to time by the Board of Directors or by the Chief Executive Officer or the President if the Board of Directors does not do so.

SECTION 4.11. Other Officers. Such other officers as the Board of Directors may choose will perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

SECTION 4.12. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective.

SECTION 4.13. Removal. Any officer may be removed from office at any time, with or without cause, by the vote or written consent of a majority of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors. In addition, any officer appointed by the Chief Executive Officer or the President may be removed from office at any time, with or without cause, by the Chief Executive Officer or President.

SECTION 4.14. Compensation. The compensation of the executive officers shall be fixed from time to time by the Board of Directors, and no executive officer shall be prevented from receiving such compensation by reason of the fact that such executive officer is also a director of the Corporation.

SECTION 4.15. Authority and Duties of Officers. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the

Corporation as may be designated from time to time by the Board of Directors. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V

STOCK

SECTION 5.01. Uncertificated Shares; Regulations. Unless otherwise provided by the Board of Directors, all classes or series of the Corporation’s stock shall be uncertificated shares. If the Board of Directors determines that the shares of any class or series of the Corporation’s stock shall be represented by certificates, the issue, transfer, conversion and registration of such certificates of stock shall be governed by such regulations as the Board of Directors may establish.

SECTION 5.02. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.03. Beneficial Owners. The Corporation is entitled to recognize the exclusive right of a person registered on its books as the owner of shares for all purposes, and is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

SECTION 6.01. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, and no provision is made as to how such notice shall be given in these Bylaws, such notice may be given (i) personally, (ii) by mailing a copy of such notice, postage prepaid, directly to such director, member of a committee or stockholder to his or her address as it appears in the records of the Corporation or (iii) by transmitting such notice thereof to him or her, in the case of notice to stockholders to the extent permissible under Section 232 of the DGCL, by facsimile or other electronic transmission to the number or electronic mail address specified in the records of the Corporation or such other methods of electronic transmission permissible under Section 232 of the DGCL.

SECTION 6.02. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and at the beginning of the meeting does object, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

SECTION 7.02. Disbursements. All checks or demands for money and notes of the Corporation will be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 7.03. Fiscal Year. Unless otherwise fixed by resolution of the Board of Directors, the fiscal year of the Corporation will begin on January 1st and end on December 31st in each calendar year.

SECTION 7.04. Corporate Seal. The Board of Directors may adopt a corporate seal, containing the name of the Corporation, and use it by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 7.05. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

SECTION 7.06. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 7.07. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (in each case hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, agent or trustee or in any other capacity while serving as a director, officer, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employment Retirement Income Security Act of 1974, as amended, or penalties and amounts paid in settlement) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as provided in

Section 8.03 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 8.02. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.02 or otherwise.

SECTION 8.03. Right of Indemnitee to Bring Suit. If a claim under Section 8.01 or 8.02 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

SECTION 8.04. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

SECTION 8.05. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 8.06. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by law.

SECTION 8.07. Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, agent or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX

AMENDMENTS

SECTION 9.01. Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the Board of Directors. The affirmative vote of not less than a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, except that (and in addition to any other vote that may be required by law), to be amended by the stockholders of the Corporation, the affirmative vote of holders of not less than two-thirds of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal, in whole or in part, Section 2.02, 2.03, 3.01, 3.02, Article VIII or this Section 9.01 of the Bylaws or to adopt any bylaw inconsistent with the purpose and intent of the foregoing provisions. Notice of such alteration, amendment, repeal or adoption of new Bylaws will be contained in the notice of any meeting of stockholders at which such matter is expected to be acted upon.